Exhibit 99.1

Endurance International Group Reports 2015 Fourth Quarter

and Full Year Results

Fiscal Year 2015

•	GAAP revenue increased 18 percent over the same period a year ago to $741.3 million

•	Adjusted revenue increased 15 percent over the same period a year ago to $747.0 million

•	GAAP net loss for the year was $25.8 million

•	Adjusted EBITDA increased 14 percent over the same period a year ago to $267.5 million

•	GAAP cash from operations increased 24 percent over the same period a year ago to $177.2 million

•	Unlevered free cash flow (as reported) increased 14 percent over the same period a year ago to $221.7 million

•	Free cash flow increased 23 percent over the same period a year ago to $141.2 million

Fourth Quarter 2015

•	GAAP revenue increased 12 percent over the same period a year ago to $193.0 million

•	Adjusted revenue increased 11 percent over the same period a year ago to $194.7 million

•	GAAP net loss for the quarter was $9.2 million

•	Adjusted EBITDA increased 16 percent over the same period a year ago to $71.8 million

•	GAAP cash from operations increased 13 percent over the same period a year ago to $43.4 million

•	Unlevered free cash flow (as reported) increased 9 percent over the same period a year ago to $55.2 million

•	Free cash flow increased 6 percent over the same period a year ago to $33.4 million

BURLINGTON, MA (February 18, 2016) — Endurance International Group Holdings, Inc. (NASDAQ: EIGI), a leading provider of cloud-based platform solutions designed to help small and medium-sized businesses succeed online, today reported financial results for its fourth quarter and fiscal year ended December 31, 2015.

“Our fiscal 2015 results reflect another year of commitment to our core initiatives, investment for the future, and continued operational focus,” commented Hari Ravichandran, chief executive officer and founder of Endurance International Group. “In addition, just over a week ago, we closed the Constant Contact transaction. Our teams worked diligently to reach the first of many steps in the acquisition, and we are looking forward to the benefits we believe the combination of the two companies will bring. As we start fiscal 2016, we are optimistic about our business and the opportunity we see ahead of us as we continue to focus on serving a healthy SMB market.”

Full Year and Fourth Quarter 2015 Financial Highlights

•	For fiscal year 2015, GAAP revenue was $741.3 million, an increase of 18 percent compared to $629.8 million in fiscal 2014. GAAP revenue for the fourth quarter of 2015 was $193.0 million, an increase of 12 percent compared to $171.9 million in the fourth quarter of 2014.

•	Adjusted revenue for fiscal year 2015 was $747.0 million, an increase of 15 percent compared to $651.9 million in fiscal year 2014. Adjusted revenue for the fourth quarter was $194.7 million, an increase of 11 percent compared to $175.2 million in the fourth quarter of 2014.

•	For fiscal year 2015, net loss attributable to Endurance International Group Holdings, Inc. was $25.8 million, or $(0.20) per diluted share, compared to a net loss of $42.8 million, or $(0.34) per diluted share, for fiscal 2014. Net loss attributable to Endurance International Group Holdings, Inc. for the fourth quarter was $9.2 million, or $(0.07) per diluted share, compared to a net loss of $2.2 million, or $(0.02) per diluted share, for the fourth quarter of 2014.

•	Adjusted EBITDA for fiscal year 2015 was $267.5 million, an increase of 14 percent compared to $235.6 million in fiscal 2014. Adjusted EBITDA for the fourth quarter was $71.8 million, an increase of 16 percent compared to $62.0 million in the fourth quarter of 2014.

•	GAAP cash from operations for fiscal year 2015 was $177.2 million, an increase of 24 percent compared to $142.9 million for fiscal 2014. GAAP cash from operations in the fourth quarter was $43.4 million, an increase of 13 percent compared to $38.4 million for the fourth quarter of 2014.

•	Unlevered free cash flow (“UFCF” as reported”), for fiscal year 2015 was $221.7 million, an increase of 14 percent compared to $194.0 million in fiscal year 2014. UFCF (as reported) for the fourth quarter was $55.2 million, an increase of 9 percent compared to $50.6 million in the same period a year ago.

•	Free cash flow (“FCF”), defined as GAAP cash from operations less capital expenditures and capital lease obligations, for fiscal year 2015 was $141.2 million, an increase of 23 percent compared to $115.2 million in fiscal 2014. FCF for the fourth quarter was $33.4 million, an increase of 6 percent compared to $31.6 million in the fourth quarter of 2014.

Full Year and Fourth Quarter Operating Highlights

•	Total subscribers on platform were approximately 4.669 million, including approximately 72,000 subscribers from the IX Web Hosting acquisition completed during the fourth quarter. See “Total Subscribers” below.

•	Average revenue per subscriber (ARPS) for fiscal year 2015 was $14.29, compared to $14.48 for fiscal 2014. ARPS for the fourth quarter was $14.15, compared to $14.78 for the same period a year ago.

•	During the quarter, the company acquired the assets of Ecommerce, LLC (IX Web Hosting). The total consideration for this acquisition is approximately $28.0 million, of which $23.8 million was paid at closing.

•	Subsequent to the quarter end, on January 6, 2016, the company exercised an option to increase its stake in WZ UK Ltd., a provider of technology and sales marketing services associated with web builder solutions, from 49 percent to 57.5 percent, in exchange for a payment of approximately $2.1 million to the other shareholders of WZ UK Ltd.

Also subsequent to the quarter end, on February 9, 2016, the company acquired the outstanding shares of Constant Contact in a cash deal valued at $1.1 billion.

Fiscal 2016 Guidance:

The company is providing the following guidance as of the date of this release, February 18, 2016. This guidance includes the impact of the acquisition of Constant Contact.

For the full year ending December 31, 2016, the company expects:

	Combined Entity Pro Forma Basis*	Combined Entity – Closing Date Basis (based on close date of February 9, 2016)
Adjusted Revenue	> $1,225 million	> $1,175 million
Adjusted EBITDA	~ $405 million	~ $400 million
Capital Expenditures	n/a	~ $60 million
Free Cash Flow	n/a	$180-$190 million (before Constant Contact transaction expenses) and $140-$150 million (after Constant Contact transaction expenses)

*	Represents guidance for 2016 as if the acquisition of Constant Contact had occurred on January 1, 2016. Does not represent “pro forma” amounts determined in accordance with the SEC’s rules and regulations, including Article 11 of Regulation S-X, and should not be taken to represent how Endurance would have performed on a historical basis if Constant Contact’s operations had been included beginning on January 1, 2016.

Adjusted revenue, adjusted EBITDA, UFCF (as reported), free cash flow (FCF), and ARPS are non-GAAP financial measures. A reconciliation of these non-GAAP financial measures to their most comparable measure calculated in accordance with GAAP is provided in the financial statement tables included at the end of this press release. An explanation of these measures is also provided below under the heading “Use of Non-GAAP Financial Measures.” We have not reconciled our guidance for adjusted revenue, adjusted EBITDA or FCF (whether before or after the impact of Constant Contact transaction expenses) to the most comparable GAAP metrics because we do not provide guidance for the reconciling items between these non-GAAP metrics and the most comparable GAAP metrics, as certain of these items are out of our control and/or cannot be reasonably predicted.

Conference Call and Webcast Information

Endurance International Group’s fourth quarter and full year 2015 financial results teleconference and webcast is scheduled to begin at 8:00 a.m. EST on Thursday, February 18, 2016. To participate on the live call, analysts and investors should dial (888) 734-0328 at least ten minutes prior to the call. Endurance International Group will also offer a live and archived webcast of the conference call, accessible from the Investor Relations section of the company’s website at http://ir.endurance.com.

Use of Non-GAAP Financial Measures

In addition to our financial information presented in accordance with GAAP, we use certain “non-GAAP financial measures” described below to evaluate the operating and financial performance of our business, identify trends affecting our business, develop projections and make strategic business decisions. Generally, a non-GAAP financial measure is a numerical measure of a company’s operating performance, financial position or cash flow that includes or excludes amounts that are included or excluded from the most directly comparable measure calculated and presented in accordance with GAAP. We monitor the non-GAAP financial measures described below, and we believe they are helpful to investors, because we believe they reflect the operating performance of our business and help management and investors gauge our ability to generate cash flow, excluding some recurring and non-recurring expenses that are included in the most directly comparable measures calculated and presented in accordance with GAAP.

Our non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to adjustments for integration and restructuring expenses. In addition, there are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP, may be different from non-GAAP financial measures used by other companies and exclude expenses that may have a material impact on our reported financial results. Furthermore, interest expense, which is excluded from some of our non-GAAP measures, has been and will continue to be for the foreseeable future a significant recurring expense in our business. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP. We urge you to review the reconciliations of our non-GAAP financial measures to the comparable GAAP financial measures included below, and not to rely on any single financial measure to evaluate our business.

Adjusted EBITDA is a non-GAAP financial measure that we calculate as net income (loss) plus (i) changes in deferred revenue, depreciation, amortization, stock-based compensation expense, loss of unconsolidated entities, net loss on sale of assets, expenses related to integration of acquisitions and restructurings, transaction expenses and charges, certain legal advisory expenses, interest expense and income tax expense, less (ii) earnings of unconsolidated entities, net gain on sale of assets and the impact of purchase accounting related to reduced fair value of deferred domain registration costs. We view adjusted EBITDA as a performance measure. Due to our history of acquisitions and financings, we have incurred and will continue to incur charges for integration, restructuring and transaction expenses that primarily relate to the process of acquiring another business and integrating that business into our support and/ or technical platforms. We believe that adjusting for these items is useful to investors in evaluating the post integration performance of our company. We manage our business based on the cash collected from our subscribers and the cash required to acquire and service those subscribers. We believe highlighting cash collected and cash spent in a given period provides insight to an investor to gauge the overall performance of our business. Under GAAP, although subscription fees are paid in advance, we recognize the associated revenue over the subscription term, which does not fully reflect short-term trends in our operating results. In order to capture these trends and report our performance consistently with how we manage our business, we include the change in deferred revenue for the period in our calculation of adjusted EBITDA for that period.

Free Cash Flow, or FCF, is a non-GAAP financial measure that we calculate as cash flow from operations less capital expenditures and capital lease obligations and dividend from minority interest. We believe that FCF provides investors with an indicator of our ability to generate positive cash flows after meeting our obligations with regard to capital expenditures and payment of interest on our outstanding indebtedness.

Unlevered Free Cash Flow, or UFCF, is a non-GAAP financial measure that we calculate as FCF plus interest paid. We believe the most useful indicator of our operating performance is the cash generating potential of our company prior to any accounting charges related to our acquisitions and after investment in capital expenditures to operate our technology platform. Given our substantial bank debt, we believe it is important to present to our investors the cash generation potential of our business prior to interest payments.

Unlevered Free Cash Flow (as reported), or UFCF (as reported), is a non-GAAP financial measure that we calculate as UFCF plus integration and restructuring expenses, transaction expenses and charges, certain legal advisory expenses, and dividend related payments. We believe that this presentation provides investors with an alternative view of UFCF by adding back expenses that primarily relate to the process of acquiring another business and integrating that business into our support and/or technical platforms, which we believe is useful to investors in evaluating the post integration performance of our company. UFCF (as reported) also adds back certain legal advisory and dividend related expenses that we believe do not reflect our ongoing operating performance.

Adjusted Revenue is a non-GAAP financial measure that we calculate as GAAP revenue adjusted to exclude the impact of any fair value adjustments to deferred revenue resulting from acquisitions. Historically, we also adjusted the amount of revenue to include the revenue generated from subscribers we added through business acquisitions as if those acquired subscribers had been our subscribers since the beginning of the period presented. Since the first quarter of 2014, we have included the revenue we add through business acquisitions from the closing date of the relevant acquisition. We believe that excluding fair value adjustments to deferred revenue is useful to investors because it shows our revenue prior to purchase accounting charges related to our acquisitions.

Total Subscribers - We define total subscribers as those that, as of the end of a period, are identified as subscribing directly to our products on a paid basis, excluding accounts that access our solutions via resellers or that purchase only domain names from us. Historically, in calculating total subscribers, we included the number of end-of-period subscribers we added through business acquisitions as if those subscribers had subscribed with us since the beginning of the period presented. Since the first quarter of 2014, we have included subscribers we added through business acquisitions from the closing date of the relevant acquisition. Additionally, in the fourth quarter of 2014, we modified our definition of total subscribers to better reflect our expanding product mix by including paid subscribers to all of our subscription-based products, rather than limiting the definition to paid subscribers to our hosted web presence solutions. Subscribers of more than one brand are counted as separate subscribers. Total subscribers for a period reflects adjustments to add or subtract subscribers as we integrate acquisitions and/or are otherwise able to identify subscribers that meet, or do not meet, this definition of total subscribers. Approximately 29 percent and 15 percent of the increase in total subscribers in the fourth quarter and full year 2015, respectively, consists of these adjustments. Of the approximately 582,000 increase in our total subscribers from December 31, 2014 to December 31, 2015, approximately 158,000 consisted of pre-acquisition subscriber bases of companies we acquired during 2015.

Average Revenue Per Subscriber, or ARPS, is a non-GAAP financial measure that we calculate as the amount of adjusted revenue we recognize in a period, including marketing development funds and other revenue not received from subscribers, divided by the average of the number of total subscribers at the beginning of the period and at the end of the period, which we refer to as average subscribers for the period. We believe ARPS is an indicator of our ability to optimize our mix of products and services and pricing and sell products and services to new and existing subscribers. As we on-board new subscribers, we typically on-board them at introductory prices, which negatively impacts ARPS. Furthermore, ARPS can be impacted by our acquisitions since the acquired subscribers may have higher or lower than average ARPS.

Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning our financial guidance for fiscal year 2016; the expected benefits associated with the combination of the Endurance and Constant Contact businesses; our opportunity to continue to serve a healthy SMB market; and our expected financial and operational performance in general. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “should,” “confident,” “positions,” “look forward to,” and variations of such words or words of similar meaning and the use of future dates. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that these plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, risks set forth under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the period ended September 30, 2015 filed with the Securities and Exchange

Commission (SEC) on November 6, 2015, our most recent Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on February 27, 2015, our Form 8-K/A filed with the SEC on January 21, 2016 and other reports we file with the SEC. We assume no obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

About Endurance International Group

Endurance International Group is a publicly traded (NASDAQ: EIGI) technology company that helps power small and medium-sized businesses online. Through its proprietary cloud platform, Endurance provides web presence solutions including web hosting, eCommerce, eMarketing and mobile business tools to approximately 4.7 million subscribers around the globe. The company’s world-class family of brands includes Bluehost, HostGator, iPage, Domain.com, A Small Orange, MOJO Marketplace, BigRock and ResellerClub, among others. Headquartered in Burlington, Massachusetts, Endurance employs more than 2,500 people across the United States in Utah, Texas, Washington and Arizona and in the United Kingdom, India, Israel and Brazil. For more information on how Endurance can help grow your business, visit endurance.com, follow us on Twitter @EnduranceIntl and like us on Facebook at www.facebook.com/EnduranceInternational.

Endurance International Group and the compass logo are trademarks of The Endurance International Group, Inc. Other brand names of Endurance International Group are trademarks of The Endurance International Group, Inc. or its subsidiaries.

Investor Contact:

Angela White

Endurance International Group

(781) 852-3450

ir@endurance.com

Press Contact:

Dani LaSalvia

Endurance International Group

(781) 852-3212

press@endurance.com

Endurance International Group Holdings, Inc.

Consolidated Balance Sheets

(unaudited)

(in thousands, except share and per share amounts)

	December 31, 2014	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$32,379	$33,030
Restricted cash	1,325	1,048
Accounts receivable	10,201	12,040
Deferred tax asset—short term	13,961	—
Prepaid domain name registry fees	49,605	55,793
Prepaid expenses and other current assets	13,173	15,675

Total current assets	120,644	117,586
Property and equipment—net	56,837	75,762
Goodwill	1,105,023	1,207,255
Other intangible assets—net	410,338	359,786
Deferred financing costs	400	990
Investments	40,447	27,905
Prepaid domain name registry fees, net of current portion	7,957	9,884
Other assets	4,397	4,322

Total assets	$1,746,043	$1,803,490

Liabilities, redeemable non-controlling interest and stockholders’ equity
Current liabilities:
Accounts payable	$8,960	$12,280
Accrued expenses	38,275	50,869
Deferred revenue	259,567	285,945
Current portion of notes payable	60,500	77,500
Current portion of capital lease obligations	3,793	5,866
Deferred consideration—short term	13,917	51,488
Other current liabilities	10,358	3,973

Total current liabilities	395,370	487,921
Long-term deferred revenue	65,850	79,682
Notes payable—long term	1,026,375	1,015,875
Capital lease obligations—long term	4,302	7,215
Deferred tax liability—long term	35,579	28,786
Deferred consideration—long term	10,722	813
Other liabilities	2,806	3,524

Total liabilities	$1,541,004	$1,623,816

Redeemable non-controlling interest	30,543	—
Commitments and contingencies
Stockholders’ equity:
Preferred Stock—par value $0.0001; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock—par value $0.0001; 500,000,000 shares authorized; 130,959,113 and 132,024,558 shares issued at December 31, 2014 and December 31, 2015, respectively; 130,914,333 and 131,938,485 outstanding at December 31, 2014 and December 31, 2015, respectively	14	14
Additional paid-in capital	816,591	848,740
Accumulated other comprehensive loss	(517)	(1,718)
Accumulated deficit	(641,592)	(667,362)

Total stockholders’ equity	174,496	179,674

Total liabilities, redeemable non-controlling interest and stockholders’ equity	$1,746,043	$1,803,490

Endurance International Group Holdings, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

(in thousands, except share and per share amounts)

	Three Months ended December 31,		Twelve Months Ended December 31,
	2014	2015	2014	2015
Revenue	$171,936	$193,043	$629,845	$741,315
Cost of revenue	102,270	108,351	381,488	425,035

Gross profit	69,666	84,692	248,357	316,280

Operating expense:
Sales and marketing	32,187	35,628	146,797	145,419
Engineering and development	5,052	6,801	19,549	26,707
General and administrative	18,619	27,937	69,533	90,968

Total operating expense	55,858	70,366	235,879	263,094

Income from operations	13,808	14,326	12,478	53,186

Other income (expense):
Other income	—	—	—	5,440
Interest income	76	98	331	414
Interest expense	(15,195)	(15,872)	(57,414)	(58,828)

Total other expense—net	(15,119)	(15,774)	(57,083)	(52,974)

Income (loss) before income taxes and equity earnings of unconsolidated entities	(1,311)	(1,448)	(44,605)	212
Income tax expense	1,410	2,260	6,186	11,342

Loss before equity earnings of unconsolidated entities	(2,721)	(3,708)	$(50,791)	$(11,130)
Equity loss of unconsolidated entities, net of tax	87	5,524	61	14,640

Net loss	$(2,808)	$(9,232)	$(50,852)	$(25,770)

Net loss attributable to non-controlling interest	(604)	—	(8,017)	—

Net loss attributable to Endurance International Group Holdings, Inc.	$(2,204)	$(9,232)	$(42,835)	$(25,770)

Comprehensive loss:
Foreign currency translation adjustments	(267)	77	(462)	(1,281)
Unrealized gain on cash flow hedge, net of taxes of $0 and $46 for the three and twelve months ended December 31, 2014 and 2015	—	80	—	80

Total comprehensive loss	$(2,471)	$(9,075)	$(43,297)	$(26,971)

Net loss per share attributable to Endurance International Group Holdings, Inc. common stockholders—basic and diluted	$(0.02)	$(0.07)	$(0.34)	$(0.20)

Weighted-average common shares used in computing net loss per share attributable to Endurance International Group Holdings, Inc —basic and diluted.	128,939,943	131,772,156	127,512,346	131,340,557

Endurance International Group Holdings, Inc.

Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2015	2014	2015
Cash flows from operating activities:
Net loss	$(2,808)	$(9,232)	$(50,852)	$(25,770)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property and equipment	8,403	9,361	30,956	34,010
Amortization of other intangible assets from acquisitions	26,935	23,866	102,723	91,057
Amortization of deferred financing costs	26	20	83	82
Amortization of net present value of deferred consideration	178	776	183	1,264
Stock-based compensation	4,681	9,653	16,043	29,925
Deferred tax expense	2,106	1,499	3,640	7,120
(Gain) loss on sale of assets	123	—	(168)	(155)
Gain from unconsolidated entities	—	—	—	(5,440)
Loss of unconsolidated entities	87	5,524	61	14,640
Dividend from minority interest	—	—	167	—
(Gain) loss from change in deferred consideration	(36)	91	384	1,174
Changes in operating assets and liabilities:
Accounts receivable	710	83	(691)	(1,659)
Prepaid expenses and other current assets	(3,702)	(3,933)	(25,675)	(13,187)
Accounts payable and accrued expenses	(4,059)	669	(1,615)	9,926
Deferred revenue	5,722	5,037	67,654	34,241

Net cash provided by operating activities	38,366	43,414	142,893	177,228

Cash flows from investing activities:
Business acquired in purchase transaction, net of cash acquired	(17,600)	(24,583)	(93,698)	(97,795)
Purchases of property and equipment	(5,889)	(7,976)	(23,904)	(31,243)
Cash paid for minority investment	(15,200)	(1,225)	(34,140)	(8,475)
Proceeds from sale of property and equipment	8	—	94	93
Proceeds from note receivable	—	—	—	3,454
Proceeds from sale of assets	—	—	100	191
Purchases of intangible assets	—	(32)	(200)	(76)
Net withdrawals of principal balances in restricted cash accounts	360	159	433	50

Net cash used in investing activities	(38,321)	(33,657)	(151,315)	(133,801)

Cash flows from financing activities:
Repayment of term loan	(2,625)	(2,625)	(10,500)	(10,500)
Proceeds from borrowing of revolver	43,000	38,000	150,000	147,000
Repayment of revolver	(54,000)	(41,000)	(100,000)	(130,000)
Payment of financing costs	(41)	—	(53)	—
Payment of deferred consideration	(16,815)	(4,400)	(98,318)	(14,991)
Payment of redeemable non-controlling interest liability	—	—	(4,190)	(30,543)
Principal payments on capital lease obligations	(918)	(1,995)	(3,608)	(4,822)
Proceeds from exercise of stock options	125	1,077	137	2,224
Proceeds from issuance of common stock	43,500	—	43,500	—
Issuance costs of common stock	(2,173)	—	(2,904)	—

Net cash provided by cash (used in) financing activities	10,053	(10,943)	(25,936)	(41,632)

Net effect of exchange rate on cash and cash equivalents	(122)	54	(78)	(1,144)

Net (decrease) increase in cash and cash equivalents	9,976	(1,132)	(34,436)	651

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2015	2014	2015
Cash and cash equivalents:
Beginning of period	22,403	34,162	66,815	32,379

End of period	$32,379	33,030	$32,379	$33,030

Supplemental cash flow information:
Interest paid	$14,840	$14,889	$57,418	$57,338
Income taxes paid	$1,118	$536	$2,615	$4,510
Supplemental disclosure of non-cash financing activities:
Shares issued in connection with the acquisition of Directi	$—	—	$27,235	$—
Assets acquired under capital lease	$—	$9,795	$11,704	$9,795

The following table reflects the reconciliation of Adjusted EBITDA to net income (loss) calculated in accordance with GAAP (all data in thousands):

	Three Months Ended December 30,		Twelve Months Ended December 30,
	2014	2015	2014	2015
Net loss	$(2,808)	$(9,232)	$(50,852)	$(25,770)
Stock-based compensation	4,681	9,653	16,043	29,925
(Gain) loss on sale of assets	123	—	(168)	(155)
Loss of unconsolidated entities (1)	87	5,524	61	9,200
Amortization of intangible assets	26,935	23,866	102,723	91,057
Amortization of deferred financing costs	26	20	83	82
Changes in deferred revenue	5,722	5,037	67,654	34,241
Impact of reduced fair value of deferred domain registration costs	(2,190)	(360)	(18,782)	(2,005)
Transaction expenses and charges	881	4,980	4,787	9,582
Integration and restructuring expenses	3,590	4,749	19,927	16,262
Legal advisory expenses (2)	—	161	—	1,349
Depreciation	8,403	9,361	30,956	34,010
Income tax expense	1,410	2,260	6,186	11,342
Interest expense, net (excluding amortization of deferred financing costs)	15,093	15,754	57,000	58,332

Adjusted EBITDA	$61,953	$71,773	$235,618	$267,452

(1)	The loss of unconsolidated entities is reported on a net basis for the year ended December 31, 2015. The twelve months ended December 31, 2015 includes a $5.4 million gain for the redemption of our equity interest in World Wide Web Hosting, offset by our proportionate share of net losses from unconsolidated entities of $14.6 million.
(2)	Consists of legal and related advisory expenses associated with matters that are the subject of a class action lawsuit filed against the Company in May 2015 and the SEC subpoena received by the Company in December 2015.

The following table reflects the reconciliation of cash flows from net cash provided by operating activities to Free Cash Flow (“FCF”) and Unlevered Free Cash Flow (“UFCF”) and Unlevered Free Cash Flow as reported (all data in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2015	2014	2015
GAAP Cash Flow from Operations	38,366	43,414	142,893	177,228
Less:
Dividend from minority interest	—	—	(167)	—

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2015	2014	2015
Capital expenditures and capital lease obligations (1)	(6,807)	(9,971)	(27,512)	(36,065)

Free Cash Flow	$31,559	$33,443	$115,214	$141,163

Plus:
Interest paid	14,840	14,889	57,418	57,338

Unlevered Free Cash Flow	$46,399	$48,332	$172,632	$198,501

Adjustments Plus:
Transaction expenses and charges	399	1,332	3,885	5,033
Integration and restructuring expenses	3,845	5,544	17,479	16,948
Legal advisory expenses (2)	—	16	—	1,203

Unlevered Free Cash Flow (as reported) (3)	$50,643	$55,224	$193,996	$221,685

(1)	Capital expenditures include payments under capital leases for software of $21.5 million. During the three months ended December 31, 2014 and December 31, 2015, these payments amounted to $0.9 million and $2.0 million, respectively. During the twelve months ended December 31, 2014 and December 31, 2015, these payments amounted to $3.6 million and $4.8 million, respectively. The remaining balance on the capital lease is $13.1 million as of December 31, 2015.
(2)	Consists of legal and related advisory expenses associated with matters that are the subject of a class action lawsuit filed against the Company in May 2015 and the SEC subpoena received by the Company in December 2015.
(3)	Interest paid in the above table is disclosed in the consolidated statement of cash flows. As previously reported, interest paid in the FCF/UFCF reconciliation table was net of accrued loan interest and net interest income. If we used the previous method, the Unlevered Free Cash Flow (as reported) amounts for the three months ended December 31, 2014 and 2015 would be $50.7 million and $55.3 million, respectively and the amounts reported for the twelve months ended December 31, 2014 and 2015 would be $193.4 million and $221.4 million, respectively.

The following table provides a reconciliation of income tax expense included in the Adjusted EBITDA table above and in our consolidated statements of operations and comprehensive loss to the income taxes paid amount in our consolidated statements of cash flows (all data in thousands).

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2015	2014	2015
Income tax expense in consolidated statement of operations and comprehensive income (loss)	$1,410	$2,260	$6,186	$11,342
Less: non-cash deferred tax expense	(2,106)	(1,499)	(3,640)	(7,120)
Plus: decrease (increase) in accrued income taxes	1,814	(225)	69	288

Income taxes paid in consolidated statements of cash flows	$1,118	$536	$2,615	$4,510

The following table provides a reconciliation of net interest expense included in the adjusted EBITDA table above to net interest expense in our consolidated statements of operations and comprehensive loss and to interest paid in our consolidated statements of cash flows (all data in thousands).

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2015	2014	2015
Interest expense, net (excluding amortization of deferred financing costs)	$15,093	$15,754	$57,000	$58,332
Amortization of deferred financing costs	26	20	83	82
Other income	—	—	—	(5,440)

Other (income) expense, net in consolidated statements of operations and comprehensive loss	$15,119	$15,774	$57,083	$52,974

Add:
Other income	—	—	—	5,440
Less:
Amortization of deferred financing costs	(26)	(20)	(83)	(82)
Amortization of net present value of deferred consideration	(178)	(776)	(183)	(1,264)
(Increase) decrease in accrued interest	(151)	(187)	270	(144)
Interest income	76	98	331	414

Interest paid in consolidated statements of cash flows	$14,840	$14,889	$57,418	$57,338

The following table reflects the reconciliation of ARPS to revenue calculated in accordance with GAAP (all data in thousands, except ARPS data):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2015	2014	2015
Revenue	$171,936	$193,043	$629,845	$741,315
Purchase accounting adjustment	3,270	1,700	22,100	5,724

Adjusted revenue	$175,206	$194,743	$651,945	$747,039

Total subscribers	4,087	4,669	4,087	4,669
Average subscribers for the period	3,951	4,587	3,753	4,358
ARPS	$14.78	$14.15	$14.48	$14.29